NERIUM BIOTECHNOLOGY, INC.

Nonqualified
Stock Option Plan

SECTION 1. Purpose. The purpose of the Nerium Nonqualified Stock Option Plan (the "Plan") is to enable Nerium ("the "Company") to attract and retain the services of non-employees who have the training, experience and skills needed by the company; and to provide additional incentive to such persons by granting them an opportunity to participate in the ownership of the Company.

SECTION 2. Stock Subject to Plan. The stock subject to this Plan shall be the Company's voting common stock, no par value per share (collectively, the "Common Stock"), presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 10, the aggregate amount of Common Stock reserved for issuance or delivery upon exercise of all options granted under this Plan shall not exceed 3,128,000 shares of Common Stock, as constituted on date of adoption of this Plan by the Board of Directors. If any option granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such expired, surrendered, exchanged, canceled or terminated options.

SECTION 3. Administration. The Plan shall be administered by the Board of Directors of the Company, in accordance with the following terms and conditions:

3.1 General Authority. Subject to the express provisions of the Plan, the Board of Directors shall have the authority, in its discretion, to determine all matters relating to options to be granted under the Plan, including the selection of individuals to be granted options, the number of shares to be subject to each option, the exercise price, including inversely variable stock options, the term, whether such options shall be immediately exercisable or shall become exercisable in increments over time, and all other terms and conditions thereof. Grants under this Plan to persons eligible need not be identical in any respect, even when made simultaneously. The Board of Directors may from time to time adopt rules and regulations relating to the administration of the Plan. The interpretation and construction by the Board of Directors of any terms or provisions of this Plan or any option issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties. The Board of Directors in its sole discretion may grant nonqualified stock options ("Nonqualified Stock Options"). A Nonqualified Stock Option is a stock option which is not an Incentive Stock Option. The type of option granted shall be clearly identified by the Board of Directors when granted. The term option when used in this Plan should refer to Nonqualified Stock Options.

3.2 Directors. A member of the Board of Directors may be eligible to participate in or receive or hold options under this Plan; provided, however, that no member of the Board of Directors shall vote with respect to the granting of an option hereunder to himself or herself, as the case may be.

3.3 Delegation to a Committee. Notwithstanding the foregoing, the Board of Directors, if it so determines, may delegate to a committee of the Board of Directors any or all authority for the administration of the Plan, and thereafter references to the Board of Directors in this Plan shall be deemed to be references to the committee to the extent provided in the resolution establishing the committee. With respect to grants made under this Plan to individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the administrator of this Plan shall be constituted at all times so as to meet the requirements of Rule 16b-3 promulgated under Section 16(b) of the 1934 Act if any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the 1934 Act.

3.4 Persons Subject to Section 16(b). It is the intention of the Company that, if any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the 1934 Act, this Plan shall comply in all respects with Rule 16b-3 under the 1934 Act. If any Plan provision is later found not to be in compliance with such Section, the provision shall be deemed null and void, and in all events this Plan shall be construed in favor of it meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers and directors subject to Section 16(b) of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants.

3.5 Replacement of Options. The Board of Directors, in its absolute discretion, may grant options subject to the condition that options previously granted at a higher or lower exercise price under the Plan be cancelled or exchanged in connection with such grant. The number of shares covered by the new options, the exercise price, the term and the other terms and conditions of the new option, shall be determined in accordance with the Plan and may be different from the provisions of the cancelled or exchanged options. Alternatively, the Board of Directors may, with the agreement of the Optionee, amend previously granted options to establish the exercise price at the then current fair market value of the Company's Common Stock.

3.6 Loans to Optionees. The Board of Directors, in its absolute discretion, may provide that the Company loan to Optionees sufficient funds to exercise any option granted under the Plan and/or to pay withholding tax due upon exercise of such option. The Board of Directors shall have the authority to make such determinations at the time of grant or exercise and shall establish repayment terms thereof, including installments, maturity and interest rate.

SECTION 4. Eligibility. Options may be granted only to persons who, at the time the option is granted, are directors, consultants or independent contractors of the Company or any of its present or future parent or subsidiary corporations (as those terms are used in Section 422A(a)(2) and (d)(1) and Section 425(e) and (f) of the Code, hereafter a "Parent" or "Subsidiary"). Any individual to whom an option is granted under this Plan shall be referred to hereinafter as "Optionee". Any Optionee may receive one or more grants of options as the Board of Directors shall from time to time determine, and such determinations may be different as to different Optionees and may vary as to different grants.

SECTION 5. Terms and Conditions of Options. Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Board of Directors shall deem advisable and which are not inconsistent with this Plan. Each option granted hereunder shall clearly indicate it is a Nonqualified Stock Option and whether it is an option for voting or nonvoting common stock. Notwithstanding the foregoing, all such options shall include or incorporate by reference the following terms and conditions:

5.1 Number of Shares. The maximum number of shares that may be purchased pursuant to the exercise of each option and the price per share at which such option is exercisable (the "exercise price") shall be as established by the Board of Directors, provided, however, that the maximum number of shares with respect to which an option or options may be granted to any Optionee in any one fiscal year of the Company shall not exceed 100,00 shares, except that the Company may make an additional one-time grant of up to 50,000 shares to newly appointed board members (the "Maximum Annual Optionee Grant"). The exercise price of Nonqualified Stock Options may be greater or less than the fair market value per share of the Common Stock at the time the option is granted.

5.2 Duration of Options. Subject to the restrictions contained in Section 9, the term of each option shall be established by the Board of Directors and, if not so established, shall be ten years from the date it is granted, but in no event shall the term of any Stock Option exceed ten years.

5.3 Exercisability. Each option shall prescribe the installments, if any, in which an option granted under the Plan shall become exercisable. The Board of Directors, in its absolute discretion, may waive or accelerate any installment requirement contained in outstanding options. In no case may an option be exercised as to less than 100 shares at any one time (or the remaining shares covered by the option if less than 100) during the term of the option. Only whole shares shall be issued pursuant to the exercise of any option.

SECTION 6. Non-transferability of Options. Options granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process, such option thereupon shall terminate and become null and void. During an Optionee's lifetime, any options granted under this Plan are personal to him or her and are exercisable solely by such Optionee. Notwithstanding the foregoing, to the extent permitted by Rule 16b-3 under the 1934 Act and other applicable law and regulation, the Company may permit an Optionee to, during the Optionee's lifetime, designate a person who may exercise the option after the Optionee's death by giving written notice of such designation to the Company (such designation may be changed from time to time by the Optionee by giving written notice to the Company revoking any earlier designation and making a new designation).

SECTION 7. Exercise of Options. Options shall be exercised in accordance with the following terms and conditions:

7.1 Procedure. Options shall be exercised by delivery to the Company of written notice of the number of shares with respect to which the option is exercised.

7.2 Payment. Payment of the option price shall be made in full within 5 business days of the notice of exercise of the option and shall be in cash or bank-certified or cashier's checks, or personal check if permitted by the Board of Directors. To the extent permitted by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations), an option may be exercised by delivery of shares of Common Stock of the Company held by the Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Board of Directors. Such payment in stock may occur in the context of a single exercise of an option or successive and simultaneous exercises, sometimes referred to as "pyramiding", which provides that, rather than physically exchanging certificates for a series of exercises, bookkeeping entries will be made pursuant to which the Optionee is permitted to retain his existing stock certificate and a new stock certificate is issued for the net shares.

If the Company's Common Stock is registered under the 1934 Act, and if permitted by the Board of Directors, and to the extent permitted by applicable laws and regulations, (including, but not limited to, federal tax and securities laws and regulations) an option also may be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

7.3 Federal Withholding Tax Requirements. Upon exercise of an option, the Optionee shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. In order to implement this provision, the Company or any related corporation shall have the right to retain and withhold from any payment of cash or Common Stock under this Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee receiving shares of Common Stock to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Optionee an amount equal to such taxes. The Company may also retain and withhold or the Optionee may elect, subject to approval by the Company at its sole discretion, to have the Company retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse the Company for any such taxes and cancel (in whole or in part) any such shares so withheld.

SECTION 8. Option Adjustments.

8.1 Adjustments Upon Changes in Capitalization. The aggregate number and class of shares on which options may be granted under this Plan, the Maximum Annual Optionee Grant set forth in Section 5.1, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and all such options, shall each be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up, spin-off or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

8.2 Effect of Certain Transactions. Except as provided in subsection 10.3, upon a merger, consolidation, acquisition of property or stock, separation, reorganization (other than a merger or reorganization of the Company in which the holders of Common Stock immediately prior to the merger or reorganization have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger or reorganization) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Common Stock, any option granted hereunder shall terminate, but, provided that the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

8.3 Conversion of Options on Stock for Stock Exchange. If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization (other than a merger or reorganization of the Company in which the holders of Common Stock immediately prior to the merger or reorganization have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger or reorganization), all options granted hereunder shall terminate in accordance with the provision of subsection 10.2 unless provision is made in writing in connection with such transaction for the assumption of such options by the issuer of the Exchange Stock or the substitution for such options of new options covering shares of the issuer of the Exchange Stock. In such event, the amount and price of the assumed or substituted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. The vesting schedule set forth in the option agreement shall continue to apply to the options granted for the Exchange Stock.

8.4 Fractional Shares. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

8.5 Determination of Board of Directors to be Final. All such adjustments shall be made by the Board of Directors and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

SECTION 9. Securities Regulations.

9.1 Compliance. Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, (the "1933 Act") the rules and regulations promulgated thereunder, and the requirements of NASDAQ or any stock exchange upon which the shares may then be listed, and shall further be subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

9.2 Representations by Optionee. As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 11.1. At the option of the Company, a stop transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the stock certificate in order to assure exemption from registration. The Board of Directors may also require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws. This provision shall not obligate the Company to undertake registration of options or stock hereunder.

9.3 Market Standoff. If in connection with any public offering of securities of the Company (or any successor entity), the underwriter or underwriters managing such offering so request, then each Optionee will agree to not sell or otherwise transfer any shares acquired upon the exercise of such options (other than shares included in such underwriting) without the prior written consent of such underwriter, for such period of time as may be requested by the underwriter (not to exceed 180 days) commencing on the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such offering.

SECTION 10. Employment Rights. Nothing in this Plan or any option or right granted pursuant hereto shall confer upon any Optionee any right to be continued in the employment or service of the Company, a Parent or any Subsidiary of the Company or to remain a director, or to interfere in any way with the right of the Company, a Parent or any Subsidiary, in its sole discretion, to terminate such Optionee's employment or service at any time or to remove the Optionee as a director at any time.

SECTION 11. Amendment and Termination.

11.1 Action by Shareholders. The Plan may be terminated, modified or amended by the shareholders of the Company.

11.2 Action by Board of Directors. The Board of Directors may at any time suspend, amend or terminate this Plan, provided that, to the extent required for compliance with Rule 16b-3 promulgated under Section 16(b) of the 1934 Act, Section 422 of the Code or by any applicable law or regulation, the Company's shareholders must approve any amendment which will:

(i) Increase the number of shares in the aggregate which may be sold pursuant to options granted under the Plan;

(ii) Materially increase the benefits accruing to participants under the Plan; or

No termination, suspension or amendment of the Plan may, without the consent of each Optionee to whom any option shall theretofore have been granted, adversely affect the rights of such Optionees under such options.

11.3 Automatic Termination. Unless the Plan shall theretofore have been terminated as herein provided, this Plan shall terminate ten (10) years from the earlier of: (i) the date on which the Plan is adopted; or (ii) the date on which this Plan is approved by the shareholders of the Company. No option may be granted after such termination, or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any option theretofore granted under this Plan.

SECTION 12. Right of First Refusal. Options granted and the Common Stock acquired upon the exercise of such Options ("Restricted Shares") shall be subject to the following right of first refusal. Prior to the transfer of Restricted Shares by an Optionee, the Optionee shall give the Company written notice ("Notice") of the proposed transfer, which Notice shall state the number of Restricted Shares proposed to be transferred, the name of proposed purchaser, the proposed purchase price and the proposed terms and conditions of the transfer. The Company shall have the right to purchase such Restricted Shares on the same terms and conditions as set forth in the Notice, provided that the Company must give the Optionee written notice of its intention to purchase such Restricted Shares within 45 days from the date of the receipt of such Notice by the Company. If the Company does not elect to purchase the Restricted Shares, the Optionee may effect the transfer of the Restricted Shares to the purchaser identified in the Notice and upon the terms and conditions set forth in the Notice, provided that such transfer must be completed within 90 days from the date the Notice was first received by the Company, and further provided that such transfer is otherwise allowable under Section 11. The terms of this Section 15 shall survive the termination of the Optionee as an employee, director, consultant, or independent contractor of the Company. This Section 15 shall terminate and be of no further force and effect upon either (i) the closing of the first sale of securities of the Company or of any

successor entity, to the public pursuant to an effective registration statement filed with the Securities and Exchange Commission under the 1933 Act, or (ii) the registration of any securities of the Company or any successor entity pursuant to Section 12(b) or 12(g) of the 1934 Act.

SECTION 13. Effective Date of the Plan. This Plan shall become effective on the date of its adoption by the Board of Directors of the Company and options may be granted immediately thereafter but no option may be exercised under the Plan unless and until the Plan shall have been approved by the shareholders within 12 months after the date of adoption of the Plan by the Board of Directors. If such approval is not obtained within such period the Plan and any options granted thereunder shall be null and void.

February 22, 2012

Chairman of the Board

ATTEST:

Secretary